Exhibit 10.17

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ACQUIPORT/AMSDELL I LIMITED PARTNERSHIP

AND

METRO STORAGE LLC

PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT is dated as of the Effective Date specified in Article I below by and between METRO STORAGE LLC, a Delaware limited liability company (“Seller”) and Acquiport/Amsdell I Limited Partnership, a Delaware limited partnership (“Buyer”).

RECITALS:

     WHEREAS, Seller directly or indirectly owns the 42 self-storage projects as more particularly described below; and

     WHEREAS, Seller desires to convey or cause to be conveyed to Buyer, and Buyer desires to accept the conveyance of, such self-storage projects, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

Article I.

GENERAL INFORMATION

     Exhibit A hereto lists the 42 self-storage projects that are being sold pursuant to this Agreement (each such project, collectively with the applicable related items of real and personal property described in Article III, being a “Project”) and also lists for the applicable Project the portion of the Acquisition Value (as defined below) allocated to such Project. Seller is the direct owner of 12 of such Projects and the indirect owner of 24 of such Projects (except that a portion of the Project located in Des Plaines, Illinois is leased rather than owned). Seller also owns the entire limited partnership interest in Metropolitan Self-Storage Limited Partnership — Indianapolis, an Illinois limited partnership (“Indy”), which owns 6 of such Projects. Indianapolis Self Storage LLC, an Illinois limited liability company (“Indy GP”) owns the entire general partnership interest in Indy, and Indy GP is accordingly joining in this Agreement solely for the purpose of agreeing to cause Indy GP to sell such 6 Projects in accordance with the terms of this Agreement. Each of the entities other than Seller which owns any of such Projects is referred to herein as a “Subsidiary”. Exhibit A hereto also sets forth the direct and indirect owners of each Project. The following further general information is used throughout this Agreement:

     1.1 Title Company: First American Title Insurance Company

     1.2 Effective Date: August 13, 2004

     1.3 Land: The real property portion of the Projects.

     1.4 Acquisition Value: The sum of One Hundred Eighty-Four Million U.S. Dollars ($184,000,000). The percentage of the Acquisition Value allocable to each Project is as shown on Exhibit L hereto. The allocation of Acquisition Value among the Projects shall be used for purposes of (i) determining the portion of the Acquisition Value attributable to any Project that is the subject of a Project Withdrawal (as defined in Section 12.5), (ii) determining the amount of the Title Policy for each Project, and (iii) determining the value upon which any required transfer taxes are to be paid.

     1.5 Earnest Money: The sum of Two Million Dollars ($2,000,000) Earnest Money to be deposited by Buyer in cash with the Escrow Agent (as defined in Section 4.1) within one business day after full execution of this Agreement (subject to further increase pursuant to Section 4.1 below in the event Buyer elects to extend the Closing Date pursuant to Section 9.1 below), together with all interest accrued thereon.

     1.6 Initial Inspection Period: To and including September 10, 2004.

     1.7 Extended Inspection Period: To and including September 20, 2004.

     1.8 Closing Date: A date on or before October 20, 2004 which is mutually acceptable to Buyer and Seller, subject to extension pursuant to Section 9.1 below.

     1.9 Place of Closing: Through escrow closing at the offices of Seller’s attorneys in Chicago, Illinois.

1.10	Notices, Buyer:	Acquiport/Amsdell I Limited Partnership
6745 Engle Road, Suite 300
Cleveland, Ohio 44130
Attn: Steven G. Osgood, President & Chief Financial Officer
Fax:(440) 234-5899
Phone:(440) 234-0700
E-mail: steveo@u-store-it.com

and

Attn: Patricia A. Rocewicky, Executive Administrator
Fax:(440) 234-5899
Phone:(440) 234-0700
E-mail: par@u-store-it.com

	with a copy to:	Hurtuk & Daroff Co., L.P.A.
One Corporate Exchange
25825 Science Park Drive, Suite 210
Cleveland, Ohio 44122
Attn: Kurt von Boeselager
Fax: (216) 464-4007
Phone:(216) 464-6839
E-mail:kvb@hurtukdaroff.com
1.11	Notices, Seller:	Metro Storage LLC

Attn: Matthew Nagel

Phone: 847/604-5226
E-mail: mnagel@metrostorage.com

with a copy to:
Sonnenschein Nath & Rosenthal LLP
8000 Sears Tower
Chicago, Illinois 60606
Attn: Todd Stennes, Esq. and Gerald J. Sherman
Fax: 312/876-7934
Phone: 312/876-3173
E-mail: tstennes@sonnenschein.com and
gsherman@sonnenschein.com

Article II.

DEFINITIONS

     The terms defined in Article I and this Article II, whenever capitalized, shall have the meanings set forth below and in Article I, whenever such terms are used in this Agreement and all Exhibits hereto, unless the context clearly indicates a different meaning:

     “Agreement". This instrument, together with all exhibits, addenda, schedules, and proper amendments thereto.

     “Buyer’s knowledge” (or any form of such term, such as “knowledge of Buyer” or “known to Buyer” etc.) means the actual knowledge of the officers, agents and representatives of the Buyer and shall not include any constructive or implied knowledge or the actual knowledge of any other person or entity.

     “Closing". The consummation of the transactions contemplated by this Agreement, including the transfer of the Projects to Buyer and receipt of the Acquisition Value by Seller.

     “Current Funds". Wire transfer of current federal funds in accordance with wiring instructions to be provided by Seller, or such other forms of immediately available funds as may be acceptable to Seller.

     “Earnest Money". The sum specified in Section 1.5 above, subject to increase as described in Section 4.1 below (which includes all interest accrued on the deposited funds).

     “Encumbrance". Any security interest, pledge, mortgage, lien (including environmental and tax liens), charge, easement, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any material restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     “Permitted Exceptions". Those matters subject to which title to the Projects shall be conveyed to Buyer in accordance with Section 6.3 hereof.

     “Seller’s knowledge” (or any form of such term, such as “knowledge of Seller” or “known to Seller” etc.) means the actual knowledge of Matthew Nagel, Martin Gallagher and/or

K. Blair Nagel and shall not include any constructive or implied knowledge or the actual knowledge of any other person or entity.

     “Surveys". Surveys of the Projects, certified as of a date no earlier than six months prior to the Effective Date, made in accordance with the most current “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and ACSM in 1992. Upon Buyer’s request, Seller shall provide Buyer with the name of the surveyor preparing each Survey so that Buyer may request that the surveyor show or verify matters not covered by a survey prepared in accordance with the preceding sentence. However, (i) Buyer shall be responsible for the incremental cost of showing or verifying any such additional matters, and (ii) none of the Title Review Period, the Initial Inspection Period nor the Extended Inspection Period shall be extended by the amount of time it takes the surveyor to address any such additional matters.

     “Title Commitments". The proforma commitments for Owner’s Title Insurance Policies to be issued to Buyer in accordance with Section 6.1 hereof.

     “Title Documents". The documents listed in the Title Commitments as exceptions to title to the Land and Improvements.

     “Title Policies". The ALTA form of Owner’s Policies of Title Insurance to be issued to Buyer with full extended coverage in the full amount of the Acquisition Value (in the aggregate) in accordance with Section 9.3 hereof.

     “Title Review Period". The period from the date hereof to September 15, 2004.

Article III.

AGREEMENT OF TRANSFER

     Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, transfer and assign (or to cause the applicable Subsidiary to sell, transfer and assign) to Buyer, and Buyer agrees to purchase and accept from Seller or the applicable Subsidiary, all right, title and interest of Seller or the applicable Subsidiary in and to the following described property:

     (a) Land. The Land.

     (b) Easements. All easements, if any, benefiting the Land or the Improvements (as hereinafter defined).

     (c) Rights and Appurtenances. All rights and appurtenances, if any, pertaining to the Land including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way.

     (d) Improvements. All improvements to and structures in and on the Land (“Improvements”).

     (e) Leases. All leases or other agreements in effect on the Closing Date demising space in or providing for the use or occupancy of the Improvements or Land

(“Leases”), and all refundable tenant deposits held by Seller, subject to Seller’s rights under Section 10.2.

     (f) Tangible Personal Property. The computers, copiers, furniture, phones and office supplies located in the management offices at the respective Projects and the 14 trucks and 40 golf carts located at the Projects (“Tangible Personal Property”), but excluding all resale merchandise (e.g. boxes and locks for sale) and proprietary materials (e.g. lease forms, training materials, marketing materials), which Seller may remove from the Projects before Closing or at any time during the two week period after Closing. Within fourteen days from the Effective Date Seller shall deliver to Buyer a list of computers and copiers located at each Project.

     (g) Intangible Property. All intangible property (“Intangible Property”), if any, pertaining to the respective Projects or the use thereof, including, without limitation, transferable contracts, transferable telephone exchange numbers, all assignable guarantees and warranties pertaining to the Improvements and the Tangible Personal Property (including, without limitation, any construction warranties relating to the Improvements which run to the benefit of Seller), and specifically including any Contracts (as defined in Section 6.1) which Buyer elects to assume, but excluding (i) any proprietary software or operating materials used by Seller or any Subsidiary in connection with the Projects and any interest in Seller’s website, and (ii) except to the extent expressly set forth in Section 12.2, any right to the trade names Metro-Self Storage or Metro Storage or any variants thereof.

Article IV.

CONSIDERATION

     4.1 Earnest Money. Within one business day after execution of this Agreement, and as a condition precedent to Seller’s obligations under this Agreement, Buyer shall deposit the $2,000,000 of Earnest Money with U.S. Bank National Association or an affiliate thereof (the “Escrow Agent”) in Current Funds. The Earnest Money shall be held by the Escrow Agent in an interest bearing account pursuant to an escrow agreement in the form of Exhibit B hereto unless and until the Earnest Money is disbursed by the Escrow Agent in accordance with the terms of such escrow agreement. As provided in the Escrow Agreement, the Earnest Money shall be released (i) on the sole order of the Buyer or Buyer’s attorney at any time on or before September 20, 2004, and (ii) on the sole order of Seller or Seller’s attorney after September 20, 2004. If Buyer exercises its option(s) to extend the Closing Date pursuant to Section 9.1 below, then (a) upon the notice of the first extension, the $2,000,000 of initial Earnest Money shall be released from the escrow to an account designated by Seller, and (b) concurrently with notice of each such exercise of an extension option Buyer shall deliver an additional $1,000,000 of non-refundable Earnest Money to Seller by wire transfer to an account designated by Seller. The Earnest Money (including any such further $1,000,000 extension option deposit(s)) will be applied to the Acquisition Value due at Closing. In the event of a default by either party, the Earnest Money (including any such further $1,000,000 extension option deposit(s)) will be disbursed in accordance with Article XI hereof.

     Buyer’s failure to timely deposit any installment of the Earnest Money shall constitute a default by Buyer hereunder and shall make this Agreement terminable at Seller’s option. However, if Seller chooses not to terminate this Agreement, Buyer shall remain contractually obligated to deposit the Earnest Money in accordance with the terms hereof; and if Seller does elect to terminate this Agreement Buyer shall be obligated to pay to Seller the applicable installment of the Earnest Money, which shall be retained by Seller along with any previous deposit(s) of the Earnest Money as liquidated damages due to Seller.

     4.2 Payment of Acquisition Value. The Acquisition Value, subject to adjustments and prorations as provided herein, shall be paid to Seller at the Closing in Current Funds.

Article V.

CONDITIONS TO CLOSING

     5.1 Conditions to Buyer’s Obligations. Except as otherwise expressly provided in this Agreement, the obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties of Seller contained herein shall be true in all material respects as of the Closing Date as if made on the Closing Date;

     (b) Seller shall have performed in all material respects all the covenants and agreements required to be performed by Seller under this Agreement prior to the Closing; and

     (c) Seller shall have delivered to the Buyer the items set forth in Section 9.2(a).

     5.2 Conditions to Seller’s Obligations. Except as otherwise expressly provided in this Agreement, the obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

     (a) The representations and warranties of Buyer contained herein shall be true in all material respects as of the Closing Date as if made on the Closing Date;

     (b) Buyer shall have performed in all material respects all the covenants and agreements required to be performed by Buyer under this Agreement prior to the Closing; and

     (c) Buyer shall have delivered to the Seller the items set forth in Section 9.2(b).

     5.3 Waivers of Conditions. Any conditions specified in this Article 5 may be waived by the applicable party. If either the Buyer or Seller elects to proceed with the Closing, each and every condition that is unsatisfied at the Closing shall be deemed to be waived. If a party shall waive or be deemed to have waived any condition set forth in this Article 5, such party shall be deemed to have fully released and forever discharged the other party from and on account of all claims, demands or charges with respect to the waived condition.

Article VI.

DELIVERIES AND INSPECTIONS

     6.1 Seller’s Obligations. Seller has delivered or, in the case of Leases, made available to Buyer the following items:

     (a) Title Commitments. The Title Commitments, at Seller’s expense, issued by Title Company setting forth the state of title to the Land and Improvements and all exceptions thereto, including easements, restrictions, rights-of-way, covenants, reservations, and other conditions, if any, affecting the Land and Improvements which would appear in the Title Policies, if issued. Along with the Title Commitments, Seller shall also furnish to Buyer copies of all Title Documents.

     (b) The Surveys. The Surveys.

     (c) Rent Rolls and Operating Statements. For each Project, (i) a current rent roll, (ii) operating statements for calendar year 2003, and (iii) monthly operating statements for each of the first six calendar months of 2004.

     (d) Leases. All Leases.

     (e) Contracts. Copies of all contracts, if any, in the possession of Seller pertaining to the Projects (“Contracts”) as of the date of this Agreement, including, but not limited to, service contracts, equipment leases and maintenance contracts, but excluding any property management contracts (which shall be terminated by Seller at or before Closing).

     (f) Other Deliveries. The other materials listed on Exhibit I.

     6.2 Buyer’s Obligations. Buyer shall be obligated to pay the expense of its due diligence review as detailed in Section 6.4, and to carry out its inspections in good faith.

     6.3 Title Objections.

     (a) If any exceptions appear in the Title Commitments, Title Documents or Surveys that Buyer determines in good faith are unacceptable to it and that would unreasonably interfere with Buyer’s intended use of any Project, or that result in title to a Project not being insurable, then Buyer must, within the Title Review Period, provide written notice to Seller and Title Company of such unacceptable exception(s) (“Unpermitted Exceptions”). If Buyer fails to disapprove an item reflected therein by written notice received by Seller and Title Company within the Title Review Period, Buyer shall be deemed to have unconditionally approved such item. Notwithstanding that Buyer has until the end of the Title Review Period to provide notices of any Unpermitted Exceptions, Buyer shall use good faith efforts to provide such notices in an expeditious manner as and when Buyer completes its review of title and Surveys for each Project.

     (b) Seller may, at Seller’s option, attempt to eliminate or modify such Unpermitted Exceptions to the reasonable satisfaction of Buyer, although Seller shall not be obligated to do so, and Seller shall provide to Buyer written notice within three (3) business days of its receipt of Buyer’s written notice of Seller’s intention of whether or not to attempt to eliminate such Unpermitted Exceptions. Seller has no obligation to endeavor to cure any Unpermitted Exception raised by Buyer, and Seller shall not be required to expend any effort or funds, or to commence litigation to cure an Unpermitted Exception. If Seller chooses not to eliminate such condition, or if Seller fails to give notice within the three business day period set forth above of its election to cure such condition, then within three (3) business days thereafter, Buyer may terminate this Agreement by notice in writing to Seller, and the Earnest Money shall be refunded to Buyer. Notwithstanding the preceding sentence, if Buyer does not terminate this Agreement within such three (3) business day period, Buyer shall be deemed to have unconditionally accepted such title subject to such Unpermitted Exceptions and Buyer must close the purchase of the Projects subject to such Unpermitted Exceptions. If Seller elects to attempt a cure, but is unable to cure an Unpermitted Exception by the Closing Date, then Buyer may terminate this Agreement by notice in writing to Seller, and the Earnest Money shall be refunded to Buyer. If the Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have unconditionally accepted title subject to such Unpermitted Exception and the parties shall proceed with Closing as scheduled. The matters shown on the Title Commitments and Surveys which Buyer approves or is deemed to approve pursuant to this Section 6.3 shall constitute Permitted Exceptions.

     6.4 Inspection Period.

     (a) During the Initial Inspection Period and the Extended Inspection Period, Buyer may conduct a due diligence review of the Projects, including obtaining such engineering and environmental reports as it may deem necessary and reviewing the documents to be provided by Seller pursuant to Section 6.1. If for any reason during the Initial Inspection Period Buyer determines that it is not advisable to purchase the Projects, then Buyer may by notice to Seller in writing prior to the expiration of the Initial Inspection Period terminate this Agreement in its entirety (but not on a Project by Project basis), in which case the Earnest Money shall be returned to Buyer. Failure of Buyer to provide such notice by such date shall constitute a waiver by Buyer of any right to terminate this Agreement pursuant to the terms of this Section 6.4(a), and thereafter $1,000,000 of the Earnest Money shall become completely earned and non-refundable unless this Agreement is terminated by Buyer in accordance with the terms of Section 6.3(b), Section 6.4(b) or Section 11.1.

     (b) If after the expiration of the Initial Inspection Period but on or before the expiration of the Extended Inspection Period Buyer determines that it is not advisable to purchase the Projects (other than for reasons based on Buyer’s financial due diligence), then Buyer may by notice to Seller in writing prior to the expiration of the Extended Inspection Period terminate this Agreement in its entirety (but not on a Project by Project basis), in which case the Earnest Money shall be returned to Buyer. Any such termination notice shall describe the applicable objectionable condition in reasonable detail. Failure of Buyer to provide such notice by such date shall constitute a waiver by Buyer of any right to terminate this Agreement pursuant to the terms of this Section 6.4(b), and thereafter the remaining $1,000,000 of the Earnest Money shall also become completely earned and non-refundable unless this Agreement is terminated by Buyer in accordance with the terms of Section 6.3(b) or Section 11.1.

     (c) Any information regarding the Projects provided to Buyer by Seller and any information acquired by Buyer in connection with this Agreement or Buyer’s investigation of the Projects shall constitute Confidential Information, as such term is defined in that certain Confidentiality Agreement executed by Buyer and dated March 1, 2004. All such Confidential Information and Buyer’s use thereof shall be governed by and subject to the terms of such Confidentiality Agreement. If this Agreement is terminated for any reason, Buyer shall upon Seller’s request deliver to Seller all information, data, studies and tests regarding the Projects which Seller previously provided to Buyer. Buyer shall also upon Seller’s request deliver to Seller any environmental, physical and other third party reports relating to the Projects and obtained by Buyer from parties other than Seller, provided Seller reimburses Buyer for Buyer’s actual costs related thereto. Buyer authorizes Seller to re-use and disclose any and all such materials, and Buyer shall execute such further written authorizations for such future use and disclosure as Seller may reasonably request.

     (d) Buyer shall give Seller reasonable prior written notice (at least 24 hours) of its intention to conduct any inspections of the Projects, which notices shall specify the date and time that Buyer or its representatives will arrive at the applicable Project, and Seller shall have the right to have representatives of Seller present at any inspections. Buyer shall be liable for all damage or injury to any person or property resulting from any such inspection, whether occasioned by the acts of Buyer or any of its employees, agents, representatives or contractors, and Buyer shall indemnify, defend and hold harmless Seller from any liability resulting therefrom. This indemnification by Buyer shall survive the Closing or any termination of this Agreement. Buyer agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected as a result of Seller’s compliance with the prior sentence.

     (e) Certain third party environmental and/or engineering reports have been generated or work has been performed to generate such reports (collectively, the “Existing Due Diligence”) in connection with a prior proposed sale of the Projects pursuant to a prior sale agreement between Seller and Storeinvest I, LLC (the “Prior Sale Agreement”). Seller hereby acknowledges and agrees that, notwithstanding any confidentiality requirements in the Prior Sale Agreement or in any separate confidentiality agreement related to the Prior Sale Agreement, Buyer shall be permitted to obtain and (subject to the confidentiality restrictions herein) make use of the Existing Due Diligence.

Article VII.

REPRESENTATIONS AND WARRANTIES

     7.1 Seller’s Representations. Seller represents and warrants to Buyer as follows:

     (a) Seller is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

     (b) Seller and each Subsidiary is a duly formed and validly existing entity in good standing under the laws of its state of organization and is qualified to do business in the State(s) in which it is legally required to be so qualified.

     (c) Seller has taken all necessary action and obtained all necessary consents to authorize its execution, delivery and performance of this Agreement; and this Agreement is enforceable against Seller.

     (d) This Agreement and the transactions contemplated hereby do not conflict with existing laws or with any contracts to which Seller or any of the Subsidiaries is a party.

     (e) There is no legal action pending which would materially affect the ability of Seller or any Subsidiary to carry out the transactions contemplated by this Agreement.

     (f) There is no currently pending litigation relating to any Project which is not covered by insurance.

     (g) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending or contemplated against Seller or any of the Subsidiaries.

     (h) Neither Seller nor any Subsidiary is a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended.

     (i) The rent rolls and Project operating statements delivered pursuant to Section 6.1 are true and correct in all material respects as of the date thereof.

     (j) Neither Seller nor any Subsidiary has received any written notice of any violation of any law, zoning ordinance, municipal ordinance, code, or regulation (including any environmental law or regulation) affecting the Projects which has not been cured, nor has Seller or any Subsidiary received any written notice of any existing or threatened condemnation action involving the Projects.

     (k) There is no currently pending litigation relating to any Project which is not covered by insurance.

     (l) Neither Seller nor any Subsidiary is subject to any commitment, obligation, or agreement to sell any Project (including but not limited to, any right of first refusal or option to purchase granted to a third party), which would or could prevent them from completing the transfer of the Projects under this Agreement or which would bind Buyer subsequent to Closing.

     (m) The Leases listed on the rent rolls together with the billboard and cell tower leases delivered to Buyer prior to the date hereof are all of the leases affecting the Projects; and the copies thereof which have been delivered to or made available to Buyer pursuant to Section 6.1 are true and correct in all material respects.

     (n) The copies of the Contracts delivered to Buyer pursuant to Section 6.1 are true and correct in all material respects.

     (o) Except as to be disclosed to Buyer within ten days after the Effective Date, Seller has not distributed or authorized the distribution of any localized, mass or direct marketing mailing which provides any coupons, discounts or other rental concessions, rebates or free rent for any new or existing tenants of any Project which would become effective after the Closing Date.

     Buyer shall give written notice to Seller within five (5) days after Buyer’s obtaining knowledge that any Seller representation and warranty is no longer true and correct; provided, however, that Buyer’s failure to give such written notice shall in no instance constitute a default by Buyer under this Agreement but shall instead only serve to bar Buyer from raising such matter as a failure of a condition precedent to Buyer’s obligation to close the transaction. Buyer’s election to proceed with the Closing shall result in Buyer’s waiver of any remedy resulting from the incorrectness in such representation or warranty or from the incorrectness in any other representation or warranty of Seller of which Buyer shall have knowledge at or prior to Closing. The foregoing waiver shall survive the Closing.

     7.2 Buyer’s Representations. Buyer represents and warrants to Seller that:

     (a) Buyer is a duly formed and validly existing limited partnership in good standing under the laws of the State of Delaware.

     (b) Buyer has taken all necessary action and obtained all necessary consents (including any board of directors, management committee or other analogous approvals) to authorize Borrower’s execution, delivery and performance of this Agreement and all of the transactions contemplated hereby, and this Agreement is binding upon and enforceable against Buyer.

     (c) This Agreement and the transactions contemplated hereby do not conflict with existing laws or with any contracts to which Buyer is a party.

     (d) There is no legal action pending which would materially affect the ability of Buyer to carry out the transactions contemplated by this Agreement.

     (e) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending or contemplated against Buyer.

     (f) Buyer is a sophisticated investor and has made an independent decision to acquire the Projects without reliance on any statements by Seller other than those contained in this Agreement.

     Seller shall give written notice to Buyer within five (5) days after Seller’s obtaining knowledge that any Buyer representation and warranty is no longer true and correct; provided, however, that Seller’s failure to give such written notice shall in no instance constitute a default by Seller under this Agreement but shall instead only serve to bar Seller from raising such matter as a failure of a condition precedent to Seller’s obligation to close the transaction. Seller’s election to proceed with the Closing shall result in Seller’s waiver of any remedy resulting from the incorrectness in such representation or warranty or from the incorrectness in any other representation or warranty of Buyer of which Seller shall have knowledge at or prior to Closing. The foregoing waiver shall survive the Closing.

     7.3 Survival. All of the representations and warranties of Seller and Buyer contained in this Agreement or in any of the documents listed in Article IX or otherwise executed by Buyer or Seller at Closing (the “Closing Documents”) are material and all shall survive the Closing Date or termination of this Agreement for a period of one (1) year (the “Survival Period”). All rights of Buyer hereunder or under any of the Closing Documents, with respect to any surviving representation, warranty, covenant or indemnity shall be deemed waived if Buyer does not, by written notice to Seller, advise Seller of any alleged breach of representation, warranty or covenant, or any alleged indemnification obligation, prior to the expiration of the Survival Period. Subject to the limitation set forth in the immediately preceding sentence, all remedies shall be those set forth in Article XI below, and notwithstanding anything herein to the contrary, Seller’s liability under any representation, warranty, covenant or indemnity made hereunder or in any of the Closing Documents shall in no event exceed the aggregate Seller’s Maximum Liability (as hereinafter defined). The provisions of this Section 7.3 shall survive the Closing.

     7.4 Disclaimer. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NONE OF SELLER OR SELLER’S EMPLOYEES, AGENTS, INVESTMENT BANKERS, BROKERS OR OTHER REPRESENTATIVES (COLLECTIVELY, WITH SELLER, THE “SELLER PARTIES”) HAS MADE OR DOES MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROJECTS, INCLUDING, WITHOUT LIMITATION, (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROJECTS; (B) THE WATER, SOIL AND GEOLOGY OF THE PROJECTS, (C) THE INCOME TO BE DERIVED FROM THE PROJECTS, (D) THE SUITABILITY OF THE PROJECTS FOR ANY AND ALL ACTIVITIES AND USES WHICH BUYER MAY CONDUCT THEREON, (E) THE COMPLIANCE OF OR BY THE PROJECTS OR THEIR OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (F) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECTS, (G) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROJECTS, (H) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROJECTS, OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROJECTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER PARTIES HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY DISCLAIM ANY REPRESENTATIONS REGARDING COMPLIANCE WITH ANY ENVIRONMENTAL

PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROJECTS OF HAZARDOUS MATERIALS. BUYER HEREBY RELEASES SELLER PARTIES FROM ANY AND ALL LIABILITY IN CONNECTION WITH ANY CLAIMS THAT BUYER MAY HAVE AGAINST SELLER PARTIES, AND BUYER HEREBY AGREES NOT TO ASSERT ANY CLAIMS FOR CONTRIBUTION, COST RECOVERY OR OTHERWISE, AGAINST ANY SELLER PARTY RELATING DIRECTLY OR INDIRECTLY TO THE EXISTENCE OF ASBESTOS OR HAZARDOUS MATERIALS OR SUBSTANCES ON, OR ENVIRONMENTAL CONDITIONS OF, THE PROJECT, WHETHER KNOWN OR UNKNOWN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT, HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROJECTS, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROJECTS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER PARTIES. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROJECTS WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER PARTIES HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MAKE NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLER PARTIES ARE NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECTS, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, INVESTMENT BANKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE TRANSFER OF THE PROJECTS AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS”, “WHERE IS” CONDITION AND BASIS “WITH ALL FAULTS”. IT IS UNDERSTOOD AND AGREED THAT THE ACQUISITION VALUE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROJECTS ARE TRANSFERRED BY SELLER AND ACCEPTED BY BUYER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

Article VIII.

FUTURE OPERATIONS

     From the Effective Date of this Agreement until the Closing or earlier termination of this Agreement:

     8.1 Maintenance. Seller shall (or shall cause the Subsidiaries to) keep and maintain the Land and Improvements and the Tangible Personal Property in their condition at the respective Projects as of the Effective Date of this Agreement, reasonable wear and tear, casualty and condemnation excepted and to continue to operate the Projects in the ordinary course consistent with past practices.

     8.2 Contracts. Seller shall (or shall cause the Subsidiaries to) perform all their material obligations under the Contracts prior to Closing. Seller and the Subsidiaries may, without the consent of Buyer, terminate, modify, enter into, or renew any Contract in the ordinary course of business, provided that (i) any new Contract is cancelable on or before Closing and (ii) Seller shall not terminate any yellow page advertising before Closing. Buyer shall notify Seller prior to the end of the Extended Inspection Period if Buyer wants any Contracts terminated prior to Closing. With respect to any Contracts as to which Buyer does not notify Seller within such time, Buyer shall assume each such Contract at Closing, and any expenses with respect thereto shall be prorated as of the Closing Date. Seller agrees that the management contracts will be terminated at Seller’s expense at or before Closing unless Buyer and Seller have otherwise entered into an agreement for Seller to continue to manage the Projects for Buyer after Closing.

     8.3 Leasing of Space. Seller shall (or shall cause the Subsidiaries to) perform all of their material obligations under the Leases prior to Closing. Seller and the Subsidiaries shall be entitled to modify, amend, enter into, and renew any Leases in the ordinary course of business, provided that all Leases are on Seller’s standard form and are negotiated at arms-length with third parties that are not controlled by or under common control with Seller. Notwithstanding the foregoing, after the expiration of the Extended Inspection Period Seller and the Subsidiaries shall not modify, amend, enter into or renew any non mini-storage leases without the consent of Buyer, which consent will not be unreasonably withheld or delayed.

     8.4 Financing of Projects. Seller has notified Buyer that Seller is concurrently negotiating with one or more prospective lenders for financing to be secured by some or all of the Projects. Seller and the Subsidiaries shall be entitled to enter into any financing arrangement(s) secured by all or any of the Projects at any time before Closing so long as Seller agrees to have any such liens released at Closing.

     8.5 Sale Agreements, Options, Etc.. Seller shall not, nor shall Seller allow any Subsidiary to, enter into any contract to sell or grant any option to purchase any portion of any Project, nor enter into any lease of all or substantially all of any Project.

     8.6 Des Plaines Ground Lease. The ground lessor of a portion of the Des Plaines Project has agreed to enter into a new ground lease in the form attached hereto as Exhibit K (the “Des Plaines Ground Lease”) but requires the new tenant (i.e. the entity that takes title to the Des Plaines Project at Closing) to sign the Des Plaines Ground Lease and to deliver the certificate of insurance required thereunder and the first year’s rent thereunder before the ground lessor will execute the Des Plaines Ground Lease. Buyer shall accordingly at Closing (or, at Buyer’s election, at any time before Closing) execute the Des Plaines Ground Lease and deliver such insurance certificate and rent. Seller shall promptly following receipt of such items from Buyer use good faith efforts to obtain the ground Lessor’s signature on the Des Plaines Ground Lease. If Seller is unable to obtain such signature within forty-five days after Closing, then Seller shall pay to Buyer an amount equal to the product of (x) 8.41, multiplied by (y) an amount equal to the aggregate gross receipts attributable to that portion of the Des Plaines Project subject to the Des Plaines Ground Lease for the twelve (12) full month period immediately preceding the date hereof.

     8.7 Discount Promotions. Seller shall not, without the consent of Buyer (which consent will not be unreasonably withheld or delayed), distribute or authorize the distribution of any localized, mass or direct marketing mailing which provide any coupons, discounts or other rental concessions, rebates or free rent for any new or existing tenants of any Project which would be effective after the Closing Date.

     8.8 Estoppels. Upon Buyer’s request, Seller shall deliver to the tenants under any non-storage leases copies of any estoppel certificates that Buyer may reasonably request, and Seller shall request that such tenants execute and return such estoppels. Buyer shall prepare any such estoppels, and it shall not be a condition to Closing that any such estoppels be obtained.

Article IX.

CLOSING

     9.1 Date and Place of Closing. Subject to the satisfaction or waiver of all material conditions to either party’s obligation to consummate the transfer and acquisition of the Projects, the Closing shall take place on the Closing Date at the Place of Closing specified in Article I above. Notwithstanding the foregoing, Buyer shall be permitted to extend the Closing Date to November 22, 2004 provided that Buyer provides Seller with written notice of such extension election no later than October 15, 2004 and concurrently therewith delivers an additional $1,000,000 of Earnest Money to an account designated by Seller. Furthermore, if Buyer properly exercises the extension option set forth in the preceding sentence, Buyer shall be permitted to further extend the Closing Date to December 20, 2004 provided that Buyer provides Seller with written notice of such extension election no later than November 17, 2004 and concurrently therewith delivers an additional $1,000,000 of Earnest Money to an account designated by Seller. Any such additional deposit(s) of Earnest Money shall be fully earned and non-refundable at the time made unless Buyer terminates this Agreement in accordance with Section 6.3(b) or Section 11.1. If Buyer elects to extend the Closing Date to December 20, 2004, then Seller at Seller’s sole election may then elect to further extend the Closing Date to January 5, 2004 by written notice to Buyer given at any time prior to December 13, 2004.

     9.2 Items to be Delivered at Closing.

     (a) By Seller. At or prior to Closing, Seller shall deliver or cause to be delivered to Buyer, through escrow, each of the following items:

     (i) For each Project, a properly executed deed in the form of Exhibit C-1 hereto (for Illinois projects), C-2 hereto (for Indiana Projects), C-3 hereto (for Ohio projects), C-4 hereto (for Florida Projects) or C-5 hereto (for the Wisconsin Project).

     (ii) For each Project, a Bill of Sale and Assignment in the form of Exhibit D hereto and fully executed title transfer documentation for all motor vehicles to be transferred hereby as required by applicable state law.

     (iii) For each Project, an Assignment of Leases, Intangible Property, Contracts and Assumption Agreement in the form of Exhibit E hereto (each an “Assignment and Assumption”).

     (iv) If the Surveys delivered to Buyer during the Initial Inspection Period were not already certified to Buyer, the Title Company, and Buyer’s lender (if any), copies of the Surveys certified to such parties.

     (v) Any customary certificates and affidavits that may be required in the normal course by Title Company, in form and substance satisfactory to Seller, duly executed by Seller.

     (vi) A Non-foreign Certification of Entity Transferor from Seller and each Subsidiary or other evidence satisfying the requirements of Section 1445 of the Internal Revenue Code.

     (vii) A certificate in the form of Exhibit F hereto recertifying the representations and warranties set forth in Section 7.1 above as of the Closing Date.

     (viii) Updated rent rolls for all Projects dated as of the end of the day prior to the Closing Date.

     (ix) The closing statement for this transaction (the “Closing Statement”) executed by Seller.

     (x) The originals (or clean and legible copies) of all of the Leases, which shall be made available to Buyer at the Projects, and Contracts, if any, in the possession of Seller.

     (xi) All of any keys in Seller’s possession relating to the Projects and a written copy of all security alarm codes, if any.

     (xii) Notices in the form of Exhibit G hereto notifying the vendors under the Contracts to be assumed by Buyer of the transfer of the Projects.

     (xiii) Notices in the form of Exhibit H hereto notifying the tenants of the transfer of the Projects.

     (xiv) A Non-Competition Agreement in the form of Exhibit J hereto executed by Seller and Matthew Nagel and K. Blair Nagel.

     (xv) Any transfer declaration or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the transactions contemplated by this Agreement, duly executed by Seller or the applicable Subsidiary, if necessary.

     (xvi) Evidence of Seller’s authority to consummate this transaction.

     (b) By Buyer. At or prior to Closing, Buyer shall deliver to Seller, or cause to be delivered to Seller, through escrow, each of the following items:

     (i) The Assignment and Assumptions executed by Buyer.

     (ii) The Closing Statement executed by Buyer.

     (iii) The Acquisition Value, subject to application of the Earnest Money and the adjustments and prorations as provided herein, in Current Funds.

     (iv) Evidence of Buyer’s authority to consummate this transaction.

     (v) A certificate in the form of Exhibit F hereto recertifying the representations and warranties set forth in Section 7.2 above as of the Closing Date.

     (vi) Any customary certificates and affidavits that may be required in the normal course by Title Company, in form and substance satisfactory to Title Company, duly executed by Buyer.

     (vii) A Non-Competition Agreement in the form of Exhibit J hereto executed by Buyer.

     (viii) If not already delivered by Buyer prior to Closing, the Des Plaines Ground Lease, duly executed by Buyer, along with the certificate of insurance required thereunder and a check for the first year’s rent.

     (ix) Any transfer declaration or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the transactions contemplated by this Agreement, duly executed by Buyer, if necessary.

     9.3 Title Policies. Within thirty (30) days after the Closing occurs and all documents delivered at the Closing that are intended to be recorded are so recorded and returned to the Title Company, the Title Company shall deliver the Title Policies to Buyer, subject only to the Permitted Exceptions. The provisions of this Section 9.3 shall survive the Closing. Notwithstanding the foregoing, at Closing, the Title Company shall deliver to Buyer endorsements to the Title Commitments or a “mark-up” of the same, in a manner satisfactory to Buyer such that as of the Closing Date and payment of the Acquisition Value, Buyer has the full protection of the Title Policies.

Article X.

CLOSING COSTS AND PRORATIONS

     10.1 Closing Costs. Seller and Buyer shall each pay their respective attorneys’ fees. Buyer shall pay (i) all costs of Buyer’s inspections (including environmental and engineering) and other due diligence, (ii) one-half of the cost of the premiums for the title policies and for extended coverage, (iii) one-half of the cost of the Surveys, including any updates thereto reasonably required by Buyer, (iv) the title premiums for any endorsements to the title policies (other than extended coverage), (v) any fees and costs incurred as a result of any financing of the Acquisition Value or subsequent mortgages of any of the Properties by Buyer, (vi) one-half of the cost of the escrow closing fees, and (vii) one-half of any transfer taxes due in connection with the sale of the Projects. Seller shall pay (i) one-half of the cost of the premiums for the title policies and for extended coverage (but not for any other endorsements), (ii) one-half of the cost of the Surveys, including any updates thereto reasonably required by Buyer, (iii) one-half of the cost of the escrow closing fees, and (iv) one-half of any transfer taxes due in connection with the sale of the Projects. Seller shall also pay an investment banking fee to Robert A. Stanger & Co., Inc..

     10.2 Prorations.

     (a) All rents, income, and all other operating expenses (except utilities) with respect to the Projects for the month in which the Closing occurs, and real estate and personal property taxes and other assessments with respect to the Projects for the year in which the Closing occurs, shall be prorated to the date of Closing (i.e. such that revenues and expenses through and including the day before the date of Closing shall be Seller’s and revenues and expenses on the date of Closing and thereafter shall be Buyer’s) in the manner set forth in this Section 10.2. Seller shall provide to Buyer a credit for all security deposits held by Seller under the Leases (it being acknowledged that security deposits are currently held only under a few office spaces Leases and not under storage space leases). Seller shall also provide to Buyer a credit for all security deposits held in connection with the property managers’ occupation of managers’ apartments located at the Projects.

     (b) Seller shall pay or cause to be paid to Buyer, in cash at Closing, the amount of the prepaid rents paid to Seller by tenants as of the Closing Date. Except as hereinafter provided, no proration shall be made for rents delinquent as of the Closing Date (“Delinquent Rents”). At Closing, Buyer shall pay Seller an amount equal to eighty-five percent (85%) of Delinquent Rents of Non-Defaulting Tenants which are delinquent thirty (30) days or less. As used herein, Non-Defaulting Tenants means tenants who are currently not more than thirty (30) days delinquent in the payment of rent. Any Delinquent Rents collected after Closing shall belong exclusively to Buyer and all rights to pursue collection of such amounts shall vest solely in Buyer. Buyer and Seller acknowledge that many of the Leases provide that rent payments thereunder are due on days other than the first day of a calendar month.

     (c) Real estate taxes and personal property taxes (if any) shall be prorated as of the Closing date based on the most recent ascertainable real estate tax rate and assessor’s valuation (after accounting for the result of any known successful tax appeals) and shall not be reprorated. Buyer shall assume, at Closing, any and all obligations and assessments, if any, arising from any road district or municipal utility district affecting the Projects, or for any special assessments or taxes. Seller reserves the rights to continue to contest any assessment of any of the Projects or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date, and Buyer shall deliver to Seller any amounts received by Buyer with respect thereto after Closing.

     (d) Rent and any other amounts payable under the lease of the leased portion of the Project located at 1950 South Mt. Prospect Road in Des Plaines, Illinois shall be prorated as of the Closing Date.

     (e) A deposit was made with the predecessor owner of the Project located at 1004 South Milwaukee Avenue in Wheeling, Illinois to be used to pay the costs of maintenance of a stormwater pump station located in the vicinity of the Project, and Seller shall provide Buyer with a credit at Closing in the amount of the then remaining unapplied balance of such deposit.

     (f) Seller will obtain the return of any utility deposits maintained by Seller or any Subsidiary with respect to the Projects, and Buyer shall be responsible for making any required replacement utility deposits.

     (g) All other operating expenses (including utility charges and all expenses under any Contracts assumed by Buyer and any prepaid yellow page listing expenses) with respect to the Projects shall be prorated at Closing to the extent such items are definitively determinable at Closing. All of such items which are not definitively determinable at Closing shall not be prorated at Closing but shall instead be prorated within sixty days after Closing when such items have been definitively determined. Buyer acknowledges that Seller has, or will have, committed to certain yellow page advertising that may not be published until after the Closing date due to normal commitment time frames involved in placing yellow page advertisements. Buyer shall be responsible for 100% of the costs of any such advertisements not yet published by Closing and shall reimburse Seller at Closing for any such costs already paid by Seller.

Article XI.

DEFAULTS AND REMEDIES

     11.1 Seller’s Default; Buyer’s Sole Remedies. If, after written demand, Seller fails to consummate this Agreement in accordance with its terms (other than by reason of (i) Buyer’s breach of any of its representations or warranties contained in this Agreement; (ii) Buyer’s continuing default of any of its material covenants hereunder after five (5) days, prior written notice of such default; (iii) a termination of this Agreement by Seller or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party, or (iv) failure by Buyer to deliver the items required under Section 9.2(b)), Buyer may, as Buyer’s sole and exclusive remedies, either (1) terminate this Agreement by written notice to Seller, in which event the Earnest Money shall be returned to Buyer, or (2) pursue specific performance of this Agreement. In the event of Seller’s continuing default after Closing in any of its covenants in this Agreement which survive Closing or any documents delivered by Seller at Closing, and such default continues for more than thirty (30) days after written notice of such default from Buyer, Buyer shall be entitled to pursue its remedies for actual monetary damages from Seller (including, but not limited to, attorneys’ fees and costs incurred by Buyer in connection therewith); provided that (x) in no event shall Seller’s liability under any representation, warranty, certification, covenant, agreement, proration, reproration, obligation or indemnity made hereunder or under any of the Closing Documents or otherwise in connection with the transactions contemplated herein exceed $1,000,000 in the aggregate (the “Seller’s Maximum Liability”), and (y) Seller shall have no liability to Buyer under any representation, warranty, certification, covenant, agreement obligation or indemnity made hereunder or under any of the Closing Documents or otherwise in connection with the transactions contemplated herein (other than reproration obligations) unless and until the total amount that would be owed to Buyer on account of all such liabilities in the aggregate exceeds $100,000. In no event shall Seller be liable for any special, punitive, speculative or consequential damages. The amount of any damages owed by Seller to Buyer for any post-Closing liabilities shall be net of, and subject to, any insurance proceeds received and the amount of any related deductible with respect to such damages under any applicable insurance policies. Buyer agrees that it shall use commercially reasonable efforts to recover any insurance proceeds that may be obtainable with respect to any such damages. None of Seller’s partners, members, managers, officers, agents, investment bankers or employees shall have any personal liability of any kind or nature or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement, the Closing Documents or the transactions contemplated herein, and Buyer waives for itself and for anyone who may claim by, through or under Buyer any and all rights to sue or recover on account of any such alleged personal liability.

     11.2 Buyer’s Default; Seller’s Sole Remedies. If after written demand, Buyer fails to consummate this Agreement in accordance with its terms (other than by reason of (i) Seller’s breach of any of its representations or warranties contained in this Agreement; (ii) Seller’s continuing default of any of its material covenants after five (5) days, prior written notice of such default; (iii) a termination of this Agreement by Seller or Buyer pursuant to a right to do so expressly provided for in this Agreement, except by reason of a default by either party,; or (iv) failure by Seller to deliver the items required under Section 9.2(a)), Seller may receive and retain the Earnest Money as liquidated damages (and not as a penalty) for breach of this Agreement. Such amount is agreed upon by and between Seller and Buyer as liquidated damages, due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. In the event of Buyer’s continuing default after Closing in any of its covenants in this Agreement which survive Closing or any documents delivered by Buyer at Closing, and such default continues for more than thirty (30) days after written notice of such default from Seller, Seller shall be entitled to pursue any remedies available at law or in equity including, but not limited to, suit for damages from Buyer (including, but not limited to, attorneys’ fees and costs incurred by Seller in connection therewith).

Article XII.

MISCELLANEOUS PROVISIONS

     12.1 On-Site Employees. The site-specific employees currently providing on-premises services for the Projects are all employees of an affiliate of Seller and will all be re-assigned or terminated at or prior to Closing. However, Buyer acknowledges that certain of such employees that reside at the Projects have a contractual right to remain in the residential units at the Projects for up to 15 days after Closing.

     12.2 Use of Tradename; Phone Listings. Buyer shall not use the names “Metro Self Storage”, “Metro Storage” or any variation thereof; except that Buyer shall be permitted to (i) allow the existing Metro Self Storage signage to remain up at the Projects for up to 90 days after Closing (after which time such signage shall no longer be used), and (ii) continue to use existing phone listings until expiration of currently contracted yellow page listings for the Projects. Commencing promptly after Closing, Buyer shall use good faith efforts to have all phone listings for each Project switched to another name as soon as is practicable.

     12.3 Broker’s Commissions. Seller represents to Buyer that Seller has not authorized any broker, investment banker or finder to act on Seller’s behalf in connection with the acquisitions hereunder and that Seller has not dealt with any broker or finder purporting to act on behalf of any other party, other than Robert A. Stanger & Co, Inc., whose investment banking fee shall be paid by Seller. Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Seller or on Seller’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. Buyer represents to Seller that Buyer has not authorized any broker or finder to act on Buyer’s behalf in connection with the transfers hereunder and that Buyer has not dealt with any broker or finder purporting to act on behalf of any other party. Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by Buyer or on Buyer’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby.

     12.4 Assignment. Buyer may not assign Buyer’s rights under this Agreement without Seller’s prior written consent, which consent may be withheld in Seller’s discretion for any reason or for no reason whatsoever. Notwithstanding the foregoing, Buyer may assign its rights to an entity that is controlled directly or indirectly by Buyer or under common control with Buyer, so long as such entity expressly assumes by written instrument approved by Seller all of Buyer’s obligations arising under this Agreement. Seller shall have no obligation to release Buyer’s liability under this Agreement upon any such assignment. Notwithstanding the foregoing, Seller acknowledges that Buyer may collaterally assign its rights under this Agreement to Lehman Brothers Holdings, Inc. or an affiliate thereof.

     12.5 Condemnation and Casualty.

     (a) Condemnation. Seller shall promptly notify Buyer of any threatened or commenced condemnation or eminent domain proceedings affecting any Project. In the event that all or any “substantial portion” of a Project shall be taken in condemnation or by conveyance in lieu thereof or under the right of eminent domain or formal proceedings have been initiated therefor after the Effective Date and before the Closing Date, then at the election of Buyer by written notice thereof to Seller within ten (10) days after Seller notifies Buyer of the condemnation, this Agreement shall be terminated as to the applicable Project (but not as to any other Project), in which event the Acquisition Value shall be reduced by the allocable portion thereof attributable to such Project (any such election to terminate as to a Project and reduction of Acquisition Value being a “Project Withdrawal”). In the event Buyer fails to timely deliver written notice of termination as described above, Buyer shall be deemed to have elected to proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing any proceeds actually received by Seller attributable to such Project from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer Seller’s rights to any such proceeds not yet received by Seller, and there shall be no reduction in the Acquisition Value. If the taking does not involve a “substantial portion” of the Project, as herein defined, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such taking, and Seller shall deliver to Buyer at the Closing any proceeds actually received by Seller attributable to such Project from such condemnation or eminent domain proceeding or conveyance in lieu thereof and assign to Buyer Seller’s rights to any such proceeds not yet received by Seller, and there shall be no reduction in the Acquisition Value.

     (b) Casualty. Seller shall promptly notify Buyer of any material casualty affecting any Project. In the event that all or any “substantial portion” of a Project shall be damaged or destroyed by fire or other casualty after the Effective Date and before the Closing Date, either Seller or Buyer may, at its option, elect to have a Project Withdrawal occur with respect to such Project by written notice thereof to the other party within ten (10) days after Seller notifies Buyer of the casualty and the availability and amount of insurance proceeds. In the event neither Seller nor Buyer terminates this Agreement as described above, they shall be deemed to have elected to proceed to close the transaction contemplated herein pursuant to the terms hereof, in which event Seller shall deliver to Buyer at the Closing any insurance proceeds actually received by Seller attributable to such Project from such casualty, or assign to Buyer all of Seller’s right, title and interest in any claim under any applicable insurance policies in respect of such casualty, together with payment to Buyer of an amount equal to the deductible(s), if any, applicable to such loss under the insurance policy(ies), and there shall be no reduction in the Acquisition Value. If the casualty loss does not involve a “substantial portion” of the Project, as defined herein, then Buyer shall be obligated to close the transaction contemplated herein according to the terms hereof, notwithstanding such casualty loss, and Seller shall either (i) deliver to Buyer at the Closing any insurance proceeds actually received by Seller attributable to the Project from such casualty, or (ii) assign to Buyer all of Seller’s right, title, and interest in any claim under any applicable insurance policies in respect of such casualty, together with payment to Buyer of an amount equal to the deductible(s), if any, applicable to such loss under the insurance policy(ies), and there shall be no reduction in the Acquisition Value.

     (c) Substantial Portion Defined. For the purposes of this Section 12.5, a taking of or casualty loss to a “substantial portion” of a Project shall be deemed to include any taking or casualty loss which (i) is equal to or greater than (A) 20% of the value of the Project as established by Acquisition Value allocation for such Project, or (B) 20% of the aggregate gross number of square feet contained in the storage facilities constituting such Project, or (ii) involves a taking that has a material adverse effect on Buyer’s use of the remainder of the Project, by materially adversely affecting the adequacy of utilities, parking and/or access to the Project, the location or size of signage for the Project, or the zoning compliance thereof.

     (d) Risk of Loss. Subject to the foregoing provisions of this Section 12.5 risk of loss until Closing shall otherwise be borne by Seller.

     (e) Emergency Repairs. In the event a Project is damaged prior to Closing and such damage creates any emergency requiring immediate repair in order to prevent further damage to such Project, Seller shall be entitled to immediately commence such repairs, and the contractor and method of repair to be used shall be determined by Seller. Both parties agree to cooperate to accomplish such repair in a timely manner. Casualty proceeds, if any, paid as a result of damage requiring immediate repair shall be used in paying the cost of such repairs or to reimburse the party that paid for such repairs.

     12.6 Notices. Any notice, approval, waiver, objection or other communication (for convenience, referred herein as a “notice”) required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if (a) hand delivered (effective upon delivery), (b) sent by a nationally recognized overnight delivery service (effective one (1) business day after delivery to such courier for overnight service) or (c) sent by facsimile or e-mail (effective upon confirmation of transmission), in each case, addressed in accordance with Section 1.10 or 1.11 (as applicable), or to such other or additional addresses as either party might designate by written notice to the other party. Confirmation of a facsimile transmission to Seller’s counsel shall be deemed effective verification of delivery of notice to Seller.

     Notices to Seller shall be sent only by e-mail to Matthew Nagel (mnagel@metrostorage.com) with a concurrent copy by e-mail and by facsimile or overnight delivery to Seller’s counsel.

     12.7 Entire Agreement. This Agreement and the Exhibits attached hereto constitute the entire agreement between Seller and Buyer, and there are no other covenants, agreements, representations, warranties, promises, terms, provisions, conditions, undertakings, or understandings, either oral or written, between them concerning the Projects other than those expressly herein set forth. No subsequent alteration, amendment, change, deletion or addition to this Agreement shall be binding upon Seller or Buyer unless in writing and signed by both Seller and Buyer.

     12.8 Headings. The headings, captions, numbering system, etc. are inserted only as a matter of convenience and may under no circumstances be considered in interpreting the provisions of this Agreement.

     12.9 Binding Effect. All of the provisions of this Agreement are hereby made binding upon the personal representatives, heirs, successors, and assigns of both parties hereto. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “heirs, executors, administrators and assigns” shall include “successors, legal representatives and assigns.”

     12.10 Time of Essence. Time is of the essence in each and every provision of this Agreement.

     12.11 Unenforceable or Inapplicable Provisions. If any provision hereof is for any reason unenforceable or inapplicable, the other provisions hereof will remain in full force and effect in the same manner as if such unenforceable or inapplicable provision had never been contained herein, unless such unenforceable provision materially affects any material covenants set forth herein.

     12.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will for all purposes be deemed to be an original, and all of which are identical.

     12.13 Applicable Law. This Agreement shall be construed under and in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of laws.

     12.14 Attorneys’ Fees. In the event any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover and the court is specifically empowered to award reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to appellate, bankruptcy and post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

     12.15 Authority. Each person executing this Agreement, by his execution hereof, represents and warrants that he is fully authorized to do so, however, the parties will cooperate in providing appropriate proof to the other party of the authority of the signing person to bind the party.

     12.16 Time Periods. Unless otherwise expressly provided herein, all periods for delivery or review and the like shall be determined on a “calendar” day basis. If any date for performance, approval, delivery or Closing falls on a Saturday, Sunday or legal holiday (state or federal) in the State of Illinois, the time therefor shall be extended to the next business day.

     12.17 No Recording. Seller and Buyer agree that neither this Agreement, a copy of this Agreement nor any instrument describing or referring to this Agreement shall ever be filed of record, and in the event this Agreement, a copy of this or any instrument describing or referring to this Agreement is so filed of record by Buyer or its agents, such act will be considered a default under this Agreement and Seller, at Seller’s option, may terminate this Agreement and exercise any other rights or remedies of Seller under this Agreement for a default on the part of Buyer. In addition, Buyer hereby appoints Seller as Buyer’s agent and attorney-in-fact with full power and authority to execute and record any and all documents deemed necessary by Seller to release, explain or terminate any such document wrongfully filed of record in the public records. Such appointment is coupled with an interest and is irrevocable. This provision shall survive any termination of this Agreement.

     12.18 Interpretation. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or in any amendments or exhibits thereto.

     12.19 No Third Party Beneficiary. The provisions of this Agreement are for the exclusive benefit of the Seller and Buyer hereto and no other party shall have any right or claim against the Seller and Buyer, or either of them, by reason of those provisions or be entitled to enforce any of those provisions against the Seller and Buyer hereto, or either of them.

     12.20 Consent to Jurisdiction. Buyer and Seller each hereby irrevocably submits to the jurisdiction of any United States Federal or Illinois State court sitting in Lake County, Illinois in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and Buyer and Seller each hereby irrevocably agrees that any such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Any judicial proceeding by the Buyer against Seller involving any matter in any way arising out of, related to, or connected with any this Agreement or any of the transactions contemplated hereby shall be brought only in a court in Lake County, Illinois.

     12.21 Confidential Agreement. Except as required below in this Section 12.21 or by court order or by operation of law, the terms and conditions of this Agreement shall be treated as confidential by both parties, and neither any of such terms or conditions nor any copy of this Agreement shall be divulged or provided to any third party other than the parties’ respective attorneys, agents, consultants and employees and Buyer’s lenders, if any, by either party hereto without the prior consent of the other party hereto. Buyer shall cause Buyer’s attorneys, agents, consultants, employees and lenders to retain the confidentiality required pursuant to this Section. Notwithstanding anything to the contrary contained in this Agreement (or in any document or instrument related to this Agreement), Buyer and U-Store-It Trust shall be permitted after the expiration of the Extended Inspection Period or from and after any earlier date upon which Buyer has waived its rights under the Extended Inspection Period and agreed that it shall no longer have any right to terminate this Agreement pursuant to Section 6.4 to (i) disclose the existence of this Agreement and the matters set forth herein in the Form S-11 registration statement of U-Store-It Trust (as amended from time to time) or as may be otherwise required under the federal securities laws, and (ii) file this Agreement as an exhibit to such registration statement or any other filings required under the federal securities laws. Buyer shall indemnify, defend and hold harmless Seller from any claims, losses, damages, costs or expenses of any kind or character arising out of or resulting from any claim or allegation that any information contained in any public filings or public offering materials is incorrect, incomplete or misleading in any respect. This indemnification by Buyer shall survive the Closing or any termination of this Agreement.

     12.22 Information and Audit Cooperation. At Buyer’s request, at any reasonable time before or after the Closing with reasonable prior notice, Seller shall provide to Buyer’s designated independent auditor access to the books and records of the Projects, and all related information with respect to the Projects for (i) the period for which Buyer or U-Store-It Trust is required to have the Projects audited under the regulations of the Securities and Exchange Commission and (ii) any subsequent unaudited period required to be presented in the Form S-11 registration statement of U-Store-It Trust. In addition, Seller shall request that its accountants, at Buyer’s expense and on terms and conditions mutually acceptable to Seller’s accountants and Buyer, (x) reformulate the audited financial statements of Seller with respect to the Projects in order to generate audited financial statements and related audit reports required to be included in the Form S-11 registration statement with respect to the Projects and (y) consent to use of such reformulated statements and being named as an expert in such registration statement. Seller’s sole obligation under the preceding sentence shall be to request that its accountants perform such services under the terms of the preceding sentence, and Seller shall not be deemed to be in default hereunder if its accountants decline to perform such services. Seller makes no representations or warranties and shall in no way be liable in any respect with respect to any statements or reports so generated by its accountants.

     DATED as of the Effective Date specified in Article I.

BUYER:
ACQUIPORT/AMSDELL I LIMITED PARTNERSHIP, A Delaware limited partnership
By:	Amsdell Partners, Inc., an Ohio corporation
	By:	/s/ Robert J. Amsdell Robert J. Amsdell, President
SELLER:
METRO STORAGE LLC, a Delaware limited liability company
By:	Rockland Investments LLC, its Managing Member
	By:	/s/ K. Blair Nagel
	Name:	K. Blair Nagel
	Title:	Member

JOINDER OF INDY GP

     The undersigned Indianapolis Self Storage LLC, an Illinois limited liability company, is the sole general partner of Metropolitan Self-Storage Limited Partnership — Indianapolis, an Illinois limited partnership (“Indy”) and hereby joins this Agreement for purposes of agreeing to cause, and hereby does agree to cause, Indy to transfer the Projects owned by Indy to Buyer at Closing subject to and in accordance with the terms and conditions of this Agreement.

INDIANAPOLIS SELF STORAGE LLC:

By:	/s/ K. Blair Nagel
Name:	K. Blair Nagel
Title:	Member

SCHEDULE OF EXHIBITS

Exhibit A	List of Projects, Subsidiaries and Ownership Structure
Exhibit B	Form of Escrow Agreement
Exhibit C	Forms of Special Warranty Deeds
Exhibit D	Form of Bill of Sale and Assignment
Exhibit E	Form of Assignment of Leases, Intangible Property, Contracts and Assumption Agreement
Exhibit F	Form of Recertification of Representations and Warranties
Exhibit G	Form of Notice to Vendors
Exhibit H	Form of Notice to Tenants
Exhibit I	Other Due Diligence Deliveries
Exhibit J	Form of Non-Competition Agreement
Exhibit K	Form of Des Plaines Ground Lease
Exhibit L	Allocation of Acquisition Value

EXHIBIT A

SCHEDULE OF PROJECTS, SUBSIDIARIES AND OWNERSHIP STRUCTURES

1. Seller is the sole shareholder of NEW TAMPA ENTERPRISES, INC., a Florida corporation which owns the Project located at 1402 Bearss Avenue, Lutz, Florida.

2. Seller owns 100% of the limited partnership interests in METROPOLITAN SELF-STORAGE LIMITED PARTNERSHIP — INDIANAPOLIS, an Illinois limited partnership. The sole general partnership interest therein is owned by Indianapolis Self Storage LLC. The six Projects owned by Metropolitan Self-Storage Limited Partnership — Indianapolis are:

     a) 3380 N. Post Road, Indianapolis, IN
     b) 2251 N. Shadeland, Indianapolis, IN
     c) 551 Stover Ave., Indianapolis, IN
     d) 5425 North Tacoma Ave., Indianapolis, IN
     e) 3500 W. 96th Street, Indianapolis, IN
     f) 3912 N. Glen Arm Road, Indianapolis, IN

     3. Seller owns the sole membership interest in Metro Storage Portfolio Manager LLC, a Delaware limited liability company, which in turn owns the sole membership interest in METRO STORAGE PORTFOLIO I LLC, a Delaware limited liability company which owns the following 22 Projects:

     a) 21 W. 209 Lake Street, Addison, IL
     b) 3605 Gabrielle Lane, Aurora, IL
     c) 26W230 Army Trail Rd., Bartlett, IL
     d) 900 E. Devon Avenue, Bartlett, IL
     e) 1950 South Mr. Prospect, Des Plaines, IL
     f) 1750 Busse Road, Elk Grove Village, IL
     g) 1718 Waukegan Road, Glenview, IL
     h) 16713 S. Halsted, Harvey, IL
     i) 2114 Oak Leaf Street, Joliet, IL
     j) 20825 Rand Road, Lake Zurich, IL
     k) 1551 West Algonquin Road, Mount Prospect, IL
     l) 1080 S. Butterfield Road, Mundelein, IL
     m) 3301 W. Buckley Road, North Chicago, IL
     n) 9685 Fall Creek Rd., Indianapolis, IN 46256
     o) 1730 W. Irving Park Road, Schaumburg, IL
     p) 665 S. Greenbay Road, Waukegan, IL
     q) 27W125 North Avenue, West Chicago, IL
     r) 1004 S. Milwaukee Avenue, Wheeling, IL
     s) 1042 S. Milwaukee Avenue, Wheeling, IL
     t) 8000 S. Route 53, Woodridge, IL
     u) 8270 North Michigan Road, Indianapolis, IN
     v) 6512 14th Street West, Bradenton, FL

4. Seller owns the sole membership interest in MAT Manager LLC, a Delaware limited liability company, which in turn owns the sole membership interest in MAT PORTFOLIO LLC, a Delaware limited liability company which owns the Project located at 540 South Volusia Avenue, Orange City, Florida.

5. Seller directly owns the following 12 Projects:

     a) 3501 Washington, Gurnee, IL
     b) 1235 S. Highland Ave., Lombard, IL
     c) 14203 South Route 59, Plainfield, IL
     d) 1089 East Avenue, Streamwood, IL
     e) 143 W. 61st Street, Westmont, IL
     f) 920 W. County Line Rd., Indianapolis, IN
     g) 435 Congress Park Drive, Centerville, OH
     h) 8501 Springboro Pike, Miamisburg, OH
     i) 60 Westpark Drive, Centerville, OH
     j) 426 N. Smithville Road, Dayton, OH
     k) 14902 North 12th Street, Lutz, FL
     l) 2922 S. 5th Court, Milwaukee, WI 53207